TRANSGLOBE ENERGY CORPORATION ANNOUNCES ESTABLISHMENT OF RESERVE-BASED LENDING FACILITY ON CANADIAN ASSETS

TSX: “TGL” & NASDAQ: “TGA”

Calgary, Alberta, May 16, 2017 - TransGlobe Energy Corporation (“TransGlobe” or the "Company") is pleased to announce that is has entered into a credit agreement for a revolving reserve-based lending facility (“RBL”) with Alberta Treasury Branches (“ATB”). All dollar values are expressed in United States dollars unless otherwise stated.

Pursuant to the credit agreement, the RBL commitment is a maximum of C$30 million. The amount available to be drawn on the RBL will be dependent upon the borrowing base, which is determined with reference to the Company’s proved oil and gas reserves in Canada, as evaluated in the most recent reserve report(s) and delivered pursuant to the credit agreement. As of the closing date, the borrowing base was set at C$30 million. Redeterminations of the borrowing base are scheduled semi-annually, with the first redetermination scheduled for November 30, 2017. Amounts drawn on the RBL bear interest at a rate of either ATB Prime or CDOR (Canadian Dollar Offered Rate) plus an applicable margin that varies from 1.25% to 3.25% depending upon the Company’s net debt to trailing cash flow ratio.

The RBL is secured by a first floating charge over all real and personal property and after acquired assets of TransGlobe, and an unconditional undertaking to grant a first fixed charge on all real property interests upon request by ATB. The Company's foreign subsidiaries that hold the production in the Arab Republic of Egypt have not granted guarantees or security for the obligations of the Company under the RBL.

The RBL includes the following financial covenants:

•
Working capital ratio must not be less than 1.0:1. Working capital ratio is defined as the ratio of (i) current assets plus any undrawn availability under the RBL, to (ii) current liabilities less (to the extent included therein) any amount drawn under the RBL; and

•
Net debt to trailing cash flow ratio must not be greater than 3.0:1. Net debt is defined as total debt less current assets, and trailing cash flow is defined as cash flow for the two most recently completed fiscal quarters, annualized.

TransGlobe will initially use the funds available under the RBL to repay the existing C$15 million vendor-take-back loan outstanding which had an interest rate of 10% per annum and repayment of principal over 24 months. The remaining funds will be used as necessary to carry out the Company’s capital expenditure program in Canada.

The Company’s 2017 capital program of $56.4 million (before capitalized G&A) consists of a $35.2 million firm budget and a $21.2 million contingent budget, and includes $40.2 million for Egypt and $16.2 million (C$22.4 million) for Canada. It is expected that 2017 production will average between 15,500 and 18,500 boepd, representing a 30% to 55% increase over 2016 production. The 2017 production outlook is provided as a range to reflect the firm and contingent budget.

TransGlobe Energy Corporation is a Calgary-based, growth-oriented oil and gas exploration and development company whose current activities are concentrated in the Arab Republic of Egypt and Canada. TransGlobe’s common shares trade on the Toronto Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA.

Advisory on Forward-Looking Information and Statements
Certain statements included in this news release constitute forward-looking statements or forward-looking information under applicable securities legislation. Such forward-looking statements or information are provided for the purpose of providing information about management's current expectations and plans relating to the future. Readers are cautioned that reliance on such information may not be appropriate for other purposes. Forward-looking statements or information typically contain statements with words such as "anticipate", "believe", "expect", "plan", "intend", "estimate", "may", "will", "would" or similar words suggesting future outcomes or statements regarding future events. In particular, forward-looking information and statements contained in this document include, but are not limited to, statements regarding the terms of and availability of the funds under the RBL with ATB; TransGlobe's ability to satisfy the conditions for utilization of funds; TransGlobe's use of the funds under the RBL; the term of the RBL; the methods of advance and repayment of funds under the RBL; the funds available to be drawn on the RBL; and anticipated 2017 production volumes. Forward-looking statements or information are based on a number of factors and assumptions which have been used to develop such statements and information but which may prove to be incorrect. Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Many factors could cause TransGlobe's actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransGlobe.
In addition to other factors and assumptions which may be identified in this news release, assumptions have been made regarding, among other things, anticipated production volumes; TransGlobe's ability to satisfy the conditions to the availability of the RBL; uninterrupted access to areas of TransGlobe's operations and infrastructure; recoverability of reserves and future production rates; current and future commodity prices; that TransGlobe's conduct and results of operations will be consistent with its expectations; that TransGlobe will have the ability to develop its properties in the manner currently contemplated; that the estimates of TransGlobe's reserves and resource volumes and the assumptions related thereto (including commodity prices and development costs) are accurate in all material respects; and other matters.
Forward-looking statements or information are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties which may cause actual results to differ materially from the forward-looking statements or information include, among other things, operating and/or drilling costs being higher than anticipated; unforeseen changes in the rate of production from TransGlobe's oil and gas properties; changes in price of crude oil and natural gas; adverse technical factors associated with exploration, development, production or transportation of TransGlobe's crude oil reserves; changes or disruptions in the political or fiscal regimes in TransGlobe's areas of activity; changes in tax, energy or other laws or regulations; changes in significant capital expenditures; delays or disruptions in production due to shortages of skilled manpower equipment or materials; economic fluctuations; competition; lack of availability of qualified personnel; the results of exploration and development drilling and related activities; obtaining required approvals of regulatory authorities; volatility in market prices for oil; fluctuations in foreign exchange or interest rates; environmental risks; ability to access sufficient capital from internal and external sources; failure of counterparties to perform under the terms of their contracts; failure to satisfy the conditions to utilization of the funding arrangement; that the board of directors determines to use the initial advance in a manner different from that set forth herein; and other factors beyond the Company's control. Readers are cautioned that the foregoing list of factors is not exhaustive. Please consult TransGlobe’s public filings at www.sedar.com and www.sec.gov/edgar.shtml for further, more detailed information concerning these matters, including additional risks related to TransGlobe's business.

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise unless required by applicable securities laws. The forward-looking statements or information contained in this news release are expressly qualified by this cautionary statement.

For further information, please contact: Investor Relations Steve Langmaid Telephone: (403) 444-4787 Email: investor.relations@trans-globe.com Web site: www.trans-globe.com